NEWS RELEASE
FOR IMMEDIATE RELEASE                    Contact: Michael Cunningham
                                         Chairman, CEO
                                         201-217-1990 Ext. 215

                                         Vince Daniels / John Nesbett
                                         Lippert/Heilshorn & Associates
                                         212-838-3777

           Cunningham Graphics International Acquires New York Printer

     JERSEY CITY, NJ - June 3, 1999 - Cunningham Graphics International, Inc. (NASDAQ NM: CGII) announced today that it has completed the acquisition of Bengal Graphics, Inc., a full service commercial printing company located in New York City, New York.

     Bengal Graphics, which is located on "printer's row" on Varick Street in New York City, is a high quality sheetfed printer which provides high end digital prepress, six color sheetfed printing, bindery and fulfillment services to major customers in the New York metropolitan area. Al Nussbaum, the founder and president of Bengal Graphics will continue to be responsible for the over all operations of Bengal Graphics.

     Michael Cunningham, Chairman and Chief Executive Officer of Cunningham Graphics International, commented, "The acquisition of Bengal Graphics is very exciting to me personally. I have known Al Nussbaum for over 15 years and he has been a mentor of mine and clearly is a `Printer's Printer'. The combination of our firms will allow us to offer significant value to all our clients, both technologically and operationally."

     Management expects Bengal Graphics' 1999 revenues to be in excess of $6 million and to be accretive to Cunningham Graphics International's 1999 earnings. Terms of the transaction were not disclosed

     Al Nussbaum, President of Bengal Graphics, commented "The combination of Bengal with Cunningham Graphics will allow us to offer our trade clients enhanced capabilities and services. Utilizing the financial resources of Cunningham Graphics and their extensive printing and binding equipment capabilities will allow us to greatly enhance our ability to supply more complete and comprehensive services to our clients."

     Cunningham Graphics International is a leading consolidator in the graphic communications industry. Bengal Graphics is the Company's fifth acquisition completed this year.

     Cunningham Graphics International provides time-sensitive graphic communications services and outsourcing solutions to a blue chip client base. The Company currently operates in select international markets through its facilities in the United States, the United Kingdom, Hong Kong, Singapore and Canada. Graphic communication services provided by the company include, digital communications, document management, offset and digital printing, data output, bindery, fulfillment and mailing services.

     This press release may contain forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, continued demand for its services, the availability of raw materials, the impact of competitive services and pricing, risks in technology development, changing economic conditions and other risk factors detailed in the Company's filings with the Securities and Exchange Commission.

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